Exhibit 2

CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Deutsche Bank Wealth Management	DB UK Bank Limited 23 Great Winchester Street London, EC2P 2AX Tel +44 (0) 20 7545 8000

Rothermere Continuation Limited

35-37 New Street St Helier Jersey JE2 3RA

(company number: 41260)

(the Client)

Date: 28 June 2022

Dear Sirs

Rothermere Continuation Limited – Offer Letter dated (28 June 2022) (the Offer Letter)

Loan Reference – 15270033

THIS OFFER LETTER CANCELS AND SUPERSEDES ANY FORMER OFFER LETTER BETWEEN THE BANK AND THE CLIENT

1.	FACILITIES

DB UK Bank Limited, a company incorporated and registered in England and Wales under company number 00315841 (the Bank) is pleased to offer the Client (i) an uncommitted revolving loan facility (the Revolving Facility) and (ii) a committed term facility (the Term Facility) on the terms set out in this Offer Letter and the Bank’s standard lending terms and conditions (as amended from time to time, the Lending Terms and Conditions).

This Offer Letter incorporates the Lending Terms and Conditions. The Lending Terms and Conditions which are in force as at the date of the Offer Letter are attached as Appendix A to this Offer Letter. The Bank reserves the right to amend the Lending Terms and Conditions at any time.

This Offer Letter, incorporating the Lending Terms and Conditions (together the Contract), forms a written legal agreement setting out the terms on which the Bank agrees to provide the Facilities to the Client. The Bank recommends that the Client takes independent legal advice on the consequences and implications of entering into this Offer Letter prior to doing so. By countersigning this Offer Letter, the Client confirms that it has read and agrees to be bound by this Offer Letter and the Lending Terms and Conditions.

Please keep a copy of the Contract secure. You can at any time request another copy from us. Should you require a large print or braille version, please contact us and we will send you a copy.

Deutsche Bank Wealth Management is a trading name of DB UK Bank Limited. Registered in England and Wales, Company Number 315841.

Registered Office: 23 Great Winchester Street, London, EC2P 2AX. DB UK Bank Limited is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.

Financial Services Registration Number 140848. DB UK Bank is a member of the Deutsche Bank Group`

Should the Client have reason to complain, details of the Bank’s complaint handling procedures are set out in the Wealth Management Terms.

Capitalised words used in this Offer Letter shall, unless the context otherwise requires, have the meanings given to them in the Lending Terms and Conditions.

If there is any conflict or inconsistency between the terms set out in the Lending Terms and Conditions, the Offer Letter and/or the Security Agreement, the terms of the Offer Letter shall prevail. If there are any conflicts or inconsistencies between the Contract and the terms of any other agreement between the Bank and the Client, the terms of the Contract shall prevail.

2.	FACILITY TERMS

The Bank makes the Facilities available to the Client on the following terms

Facility Amount	Revolving Facility: [**] Term Facility: [**]

Currency	Sterling.

Purpose

Term Facility: to repay in full amounts outstanding under an Offer Letter dated 2 November 2021 between the Client and the Bank and otherwise to:

(a)   leverage the Client’s portfolio of assets with the Bank;

(b)   finance the purchase of assets; or

(c)   address the liquidity requirements of the Client,

in each case, as from time to time needed by the Client.

Revolving Facility:

(a)   an amount of up to [**] to:

(i) leverage the Client’s portfolio of assets with the Bank;

(ii)  finance the purchase of assets;

(b)   an amount of up to [**] to re-invest in a portfolio of assets custodied and held with DB, terms and conditions of which shall be documented under a separate financing document when such an investment is made.

The Client covenants that it will not use the proceeds of the Facilities to acquire or retain property rights in land or in an existing or projected building for the duration of time that the Contract is in force.

Guarantors	(c) [**] and

(d) [**] (each of the [**] and [**] a Guarantor and together the Guarantors and together with the Client the Obligors).

[**]

[**]

[**] and its Subsidiaries for the time being (the “Group”).

The Client shall:

(a)   within the relevant timeframe, comply with any notice it receives pursuant to [**] and

(b)   promptly provide the Bank with a copy of that notice.

Additional Conditions precedent

In addition to the documents and evidence referred to in clause 2.1 of the Lending Terms and Conditions, the availability and any utilisation of the Facilities by the Client is subject to receipt by the Bank of the following in form and substance satisfactory to it:

(a)   a certified true copy of each of:

(iii)  the constitutional documents of the Client;

(iv) any consents issued by the Jersey Financial Services Commission pursuant to the Control of Borrowing (Jersey) Order 1958 in respect of the Client;

(v)   the [**] entered into by [**] as supplemented by a [**] made between [**] as supplemented by [**] made between [**] and as amended by [**] and

(vi) [**] entered into by [**] as amended by [**]

(b)   a legal opinion of Ogier (Jersey) LLP, special counsel to the Bank in Jersey;

(c)   a certificate from a director of the Client addressed to Ogier (Jersey) LLP for the purposes of Ogier (Jersey) LLP’s legal opinion;

(d)   in respect of each Guarantee, respectively, a certified true copy of [**] and [**]

(i) acknowledging the Facilities on the terms and conditions set out in the Offer Letter and the Lending Terms and Conditions;

(ii)  authorising the grant of the Guarantee;

(iii)  authorising [**] to countersign the Guarantee, together with confirmed specimen signatures [**]

(e)   a [**] certificate [**] together with certified true copies of [**] in each case, dated no earlier than 14 days prior to the date of the Guarantee to which the [**] is a party;

(f)   each Guarantee duly executed together with such other documents relating to such security as the Bank may require;

(g)   written confirmation from [**] in any proceedings before the English courts in connection with the Finance Documents;

(h)   [**]

(i) a legal opinion of Simmons & Simmons LLP, English legal advisers to the Bank;

(j) in relation to the Client, its unaudited financial statements for its financial year ended [**] and [**] the [**] financial statements of [**] for the financial year ended [**] (together, the “Original Financial Statements”);

(k)   a certificate of an authorised signatory of the Client certifying that:

(i) the Client has complied within the relevant timeframe with any notice it has received [**] and

(ii)  no [**] and

(l) a copy of the [**]

Drawdown

The Client may request a Drawdown in accordance with the procedure set out in clause 2 of the Lending Terms and Conditions. Such request shall, in the case of the Term Facility, be made so as to facilitate repayment on the due date of the amounts owing by the Client to the Bank under an Offer Letter dated 2 November 2021 between the Client and the Bank, or in the case of the Revolving Facility at any time, in each case following receipt by the Bank, in form and substance satisfactory to it, of all documentation referred to in clause 2.1 of the Lending Terms and Conditions.

The Bank has no obligation to advance any Drawdown under the Revolving Facility and may decline to fund a Drawdown under the Revolving Facility in its absolute discretion.

The Bank has no obligation to advance any Drawdown if on the proposed Drawdown date an Event of Default is continuing or is reasonably likely to result from the proposed Drawdown.

Drawdown Account	[**]

Term

The Revolving Facility will remain in place until terminated by the Bank or the Client.

The Bank may, at any time, declare all sums outstanding under the Revolving Facility, together with all accrued interest and all other amounts payable under this Contract in connection with the Revolving Facility, to be immediately due and payable. The Bank will give five clear (5) Business Days’ notice to the Client of this cancellation.

The Term Facility is repayable in full in a single repayment instalment on the third anniversary of the Drawdown under the Term Facility.

Interest

Subject (in the case of the Term Facility) to exercise by the Client of the fixed rate option, the rate of interest on each Drawdown for any day during an Interest Period (as defined below) is the percentage rate per annum which is the aggregate of:

(a)   the Daily Compounded Reference Rate for that day; and

(b)   subject as provided below, a margin of 2.5% per annum in respect of Drawdowns under the Revolving Facility and a margin of 3% per annum in respect of Drawdowns under the Term Facility. (the Margin).

Interest is payable on each of the Facilities at intervals (each an Interest Period) of 3 months.

Subject to the Capitalisation Option (as set out in the Lending Terms and Conditions), interest shall be payable in arrears by the Client on the last day of each Interest Period or, if earlier, the date on which the Drawdown is to be repaid (and if the Interest Period is longer than three months, on the dates falling at three-monthly intervals after the first day of the Interest Period).

Unless otherwise agreed in writing by the Bank and subject always to the Capitalisation Option, interest will be payable by debit to the Drawdown Account. The Client must ensure that there are sufficient cleared funds in the Drawdown Account to cover the interest payment.

Notwithstanding the provisions of paragraph (b), above, in the event that, and for so long as, the requirements of paragraph (a) or (b) of Additional Custody mandate or Assets under Management, below, are satisfied, with effect from the first day of the Interest Period first commencing after such requirements are satisfied until the last day of any Interest Period on which such requirements no longer continue to be satisfied, the Margin shall be 2.0% per annum in respect of Drawdowns under the Revolving Facility and 2.4% per annum in respect of any Drawdown under the Term Facility.

Notwithstanding the provisions of paragraph (b), above, in the event that, and for so long as, the requirements of paragraph (a) or (b) of Additional Custody mandate or Assets under Management, below, are satisfied, and the requirements of Re-investment with DB, below, are satisfied with effect from the first day of the Interest Period first commencing after such requirements are satisfied until the last day of any Interest Period on which such requirements no longer continue to be satisfied, the Margin shall be 1.0% per annum in respect of Drawdowns under the Revolving Facility.

In the event that, and for so long as, the requirements above for a reduction in Margin are no longer satisfied, the Margin shall revert to the rate per annum set out in paragraph (b), above, and such reversion shall take effect from the first day of the Interest Period first commencing after such requirements no longer remain satisfied.

Fixed rate option	In the case of the Term Facility, in the request for Drawdown, the Client may request that interest be calculated by reference to a fixed rate, in which case the rate of interest on any such Drawdown is 5.8% per annum. However, in the event that, and for so long as, the requirements of paragraph (a) or (b) of Additional Custody mandate or Assets under Management, below, are satisfied, with effect from the first day of the Interest Period first commencing after such requirements are satisfied and in respect of Interest Periods throughout which such requirements continue to be satisfied, the rate of interest shall be 5.2% per annum in respect of any Drawdown under the Term Facility

Security

The Client acknowledges that:

(a)   it has entered into a Security Agreement in favour of the Bank whereunder the Client has charged in favour of the Bank the Securities;

(b)   all of the obligations and duties of the Client to the Bank, present and future, arising in connection with the Contract, shall be secured by the Security Agreement;

(c)   the Security Agreement is effective to create the security interests which the Security Agreement purports to create and those security interests are valid and effective.

Collateral Assignable Value and margin calls

The Bank draws the Client’s attention to the provisions of Clause 8 (Security and Margin Calls) of the Lending Terms and Conditions.

The Client acknowledges:

(a)   that Total Exposure will vary over time and will depend on a number of factors including but not limited to (i) volatility of the outstanding transactions, (ii) the notional amount of the outstanding transactions, and (iii) the expected term of the outstanding transactions and (iv) the currency mismatch between assets and liabilities;

(b)   that Total Exposure and the Collateral Assignable Value are calculated by the Bank in accordance with the Bank’s policies, procedures and methodology having regard to a number of variables that will vary over time. Accordingly, the amount of the Total Exposure and Collateral Assignable Value may change at any time;

(c)   the Bank’s rights as set out in clause 8 (Security and Margin Calls) of the Lending Terms and Condition; and

(d)   that the Bank may dispose of Securities to fund any payments due under this clause.

The Bank will give the Client no less than 2 clear Business Days’ notice of a margin call, but may otherwise effect margin calls at any time and may sell, redeem or liquidate Securities to effect such margin calls at a time and in a manner of the Bank’s choosing. The Client acknowledges that the Bank is in no way liable for any losses, loss in profits or reduction in value incurred by the Client as a result of the Bank effecting a margin call and/or selling, redeeming or liquidating Securities at a particular time or in a particular manner. The Client further acknowledges that the Bank may apply the proceeds of any such margin call against amounts outstanding under the Contract in the order of the Bank’s choosing.

Notices	(a) All notices, requests or other communications to the Bank must be delivered as follows:

(i) By post: Deutsche Bank Wealth Management Coverage & Advice Team 5th Floor Winchester House, 1 Great Winchester Street, London, EC2N 2DB.

(ii)  By hand delivery to the address set out in (i) above.

(b)   All notices, requests or other communications to the Client must be delivered as follows:

(i) By post:                      [**] 35-37 New Street, St. Helier, Jersey, Channel Islands, JE2 3RA.

(ii)  By email:                    [**]

(iii)  By telephone:              [**] and

(iv) By hand delivery:        at the postal address above

3.	SPECIAL CONDITIONS

The following additional conditions shall apply to the Facilities.

Further representations and warranties

The Client represents and warrants on the date on which it countersigns this Offer Letter (and at any time at which the representations set out in clause 6.1 of the Lending Terms and Conditions are repeated in accordance with clause 6.2 thereof) that:

(a)   Jersey Tax: the Client is: (i) an “international services entity” within the meaning of the Goods and Services Tax (Jersey) Law 2007; and (ii) charged to income tax in Jersey at a rate of zero per cent. under the Income Tax (Jersey) Law 1961;

(b)   Jersey Regulation: the Client is not conducting and has not conducted any unauthorised financial services business for the purposes of the Financial Services (Jersey) Law 1998.

Financial Covenants (Client)

For so long as any amount is outstanding under the Finance Documents or the Commitment is in force, the Client shall not:

(a)   incur any obligation (whether incurred as principal or surety or in any other capacity, whether present or future, actual, contingent, sole or joint) for moneys borrowed or under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or any derivative transaction;

(b)   make any loans or grant any other form of credit; or

(c)   give any guarantee or indemnity,

other than (i) as permitted under the Finance Documents, (ii) as disclosed in writing prior to the date of this Offer Letter; or (iii) with the prior written consent of the Bank.

Information undertakings

Financial Statements

The Client shall supply to the Bank:

(a)   as soon as they are available, but in any event within six months after the end of each of its financial years:

(i) its audited (or, if not audited, its unaudited) financial statements for that financial year; and

(ii)  the [**] financial statements of [**] for that financial year; and

(b)   as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, the audited (or, if not audited, its unaudited) consolidated financial statements of [**] for that financial half year.

Compliance Certificate

The Client shall supply to the Bank, with each set of financial statements delivered pursuant to the above [**], a Compliance Certificate (in the form of Appendix B) setting out (in reasonable detail) computations as to compliance with [**] as at the date as at which those financial statements were drawn up.

Each Compliance Certificate shall be signed by two directors of the Client.

Requirements as to Financial Statements

(a)   Each set of financial statements delivered by the Client pursuant to the above shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

(b)   The Client shall procure that each set of financial statements delivered pursuant to the above is prepared using accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that company unless, in relation to any set of financial statements, it notifies the Bank that there has been a change in the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant company) deliver to the Bank:

(i) a description of any change necessary for those financial statements to reflect the accounting practices and reference periods upon which that company’s Original Financial Statements were prepared; and

(ii)  sufficient information, in form and substance as may be reasonably required by the Bank, to enable it to make an accurate comparison between the financial position indicated in those financial statements and that company’s Original Financial Statements.

Any reference in the Contract to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

Information: miscellaneous

The Client shall supply to the Bank promptly following request, such further information regarding the financial condition, business and operations of any member of the Group as the Bank may reasonably request.

[**]

EBITDA

EBITDA shall be greater than or equal to [**].

[**]

In respect of each 12-month period of [**] ending on the end of its financial period or the end of its financial half year ending after the date of this Contract, [**], based on [**] financial statements or [**] for the half-year periods, shall be such that:

(A)  on any Test Date the aggregate for [**] does not exceed [**] times EBITDA adjusted in accordance with paragraph (B) below.

(B)  In calculating EBITDA for the purpose of (A) above:

a.   If [**] so elects, EBITDA shall include the EBITDA attributable to any [**] after the beginning of the relevant period [**] as if such [**] for the entire period, and shall exclude the EBITDA attributable to any [**] at any time during the relevant period that are no longer [**]; and

b.  [**] shall be determined by reference to the average rate of exchange of each relevant currency into Sterling during the relevant financial period.

Definitions

For the purposes of the [**] the following definitions apply:

“Calculation Period” means a period of 12 months;

“EBITDA” means in respect of any period, the aggregate of:

1)  [**] operating profit [**]

a)  before deducting the amount of depreciation deducted in calculating such profit including depreciation of property, plant and equipment and investment property;

b)  before deducting amortisation and impairment of goodwill and intangible assets;

c)  excluding any exceptional items;

d)  before interest and finance charges;

e)  excluding (to the extent otherwise included) the amount of any profit or loss arising from any assets of [**] financed by any limited recourse indebtedness; and

f)   deducting any sums paid or payable, or adding any sums received or receivable, in each case arising in respect of [**] contract [**]; and

2)  [**] share of profits [**]

a)  before interest, tax, amortisation and impairment of goodwill and intangible assets;

b)  before deducting the amount of depreciation deducted in calculating such profit including depreciation of property, plant and equipment and investment property; and

c)  before exceptional items; and

d)  deducting any sums paid or payable, or adding any sums received or receivable, in each case arising in respect of [**] contract [**]

[**] the aggregate (but without including any item more than once) of:

(a)   all [**] and other [**]

(b)   amounts [**]

(c)   amounts [**]

(d)   the amount of any [**]

(e)   the amount of any [**]

(f)   the [**] or [**] calculated with respect to the [**] entered into to [**]

(g)   amounts [**] under [**] having the [**] effect of a [**] entered into by [**] to enable [**] to [**] or [**] and

(h)   any [**] referred to in paragraphs (a) to (g) above.

[**]

“Test Date” means [**] in each calendar year in respect of a Calculation Period.

Additional Custody mandate or	For so long as any amount is outstanding under the Finance Documents or the Commitment is in force, the Client shall, as soon as possible and in any event no later than 30 September 2022:

Assets under Management

(a)   ensure that its shareholding in Cazoo Holdings numbering forty four million eight hundred ninety eight thousand one hundred eighty three shares (the “Cazoo Shares”) are placed in custody with the Bank and remain free from Security Interests (other than any Security Interests in favour of the Bank); or, if, as a result of placing the Cazoo Shares in custody with the Bank, the Client would suffer adverse legal or tax consequences,

(b)   ensure that no less than [**] of unencumbered liquid assets are placed in a brokerage and cash account under management with the Bank. (The revolving facility may be utilised for this purpose.)

Negative pledge (Cazoo Shares)

Except with the Bank’s prior written consent, the Client shall not:

(a)   assign or dispose of all or any part of the Cazoo Shares; or

(b)   create, grant or permit to exist:

(1)   any security interest over, or

(2)   any restriction on the ability to transfer or realise,

all or any part of the Cazoo Shares.

Re-Investment with the Bank	The Client or any other entity controlled by the Client holds [**] of unencumbered, liquid assets in a brokerage and cash account under management with the Bank. The revolving facility may be drawn [**] to invest/maintain the portfolio.

Fees

(a)   The Client will on the date of the first Drawdown under this Contract pay to the Bank an arrangement fee of [**].

(b)   On the date of any prepayment under clause 3(c) of the Lending Terms and Conditions and provided such date falls on or prior to the first anniversary of the Drawdown under the Term Facility the Client will pay to the Bank a prepayment fee of 1.5% of the amount prepaid.

Guarantees

The Client shall procure that each Guarantor shall give a guarantee (each a Guarantee and together the Guarantees) in form and substance satisfactory to the Bank of the obligations of the Client under the Contract.

The Guarantees are designated as “Finance Documents”.

Jersey terms

In each Finance Document, where it relates to a person: (i) incorporated; (ii) established; (iii) constituted; (iv) formed; (v) which carries on, or has carried on, business; or (vi) that has immovable property, in each case, in Jersey, a reference to:

(a)   a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution,

insolvency event or insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991 and any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991;

(b)   a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés or any other person performing the same function of each of the foregoing;

(c)   security or a security interest includes, without limitation, any hypothèque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation;

(d)   any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any assets of such person (or the making of such declaration).

4.	RISK AWARENESS

The Client acknowledges that it is aware of the risks it is incurring by leveraging the Securities by means of a credit facility and understands that, depending on the evolution of the market price of the Collateral (which itself depends on the evolution of multiple factors such as rise or decrease of interest rates, changes in exchange rates, geopolitical events, political or social conditions, tax regulations, market perception, profits and losses of companies etc) a total loss of the Client’s assets following a margin call and/or the sale, redemption or liquidation of the Client’s assets is possible.

Leverage will amplify both positive and negative returns on the Client’s investments. Therefore, the Client’s potential profits as well as losses will increase as the amount of leverage increases. Depending on the Client’s credit risk tolerance, the possible amount of leverage can vary and the collateral value of the assets purchased with the credit facility may itself be used to increase the credit facility in order to invest in further assets.

The Client is aware that in any event, the returns on its portfolio are decreased by the interest, fees, charges and commissions to be paid on the credit facility.

The Client confirms that it has other assets elsewhere which are not leveraged. It is expressly understood between the Bank and the Client that other than as set out in the Finance Documents and the Wealth Management Terms there are no restrictions upon the dealing by the Client with its assets.

5.	GOVERNING LAW AND JURISDICTION

5.1

This Offer Letter (incorporating the Lending Terms and Conditions) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

5.2

The Client and the Bank irrevocably agree that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with the Contract (including non-contractual disputes or claims). Nothing in this clause shall limit the right of the Bank to take proceedings against the Client in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

6.	ACCEPTANCE

6.1	The Contract will take effect on the date on which the Bank receives a copy of this Offer Letter countersigned by the Client.

6.2	This offer will remain available until the tenth Business Day following the date of this Offer Letter, after which it will lapse unless extended in writing by the Bank.

SIGNED for and on behalf of DB UK BANK LIMITED

Authorised Signatory’s Name

Authorised Signatory’s Signature

Authorised Signatory’s Name

Authorised Signatory’s Signature

ACCEPTED AND AGREED by the Client pursuant to a resolution of the Board of Directors (a certified copy of which is attached to this Offer Letter).

SIGNED for and on behalf of

ROTHERMERE CONTINUATION LIMITED

*	Director

Director/Secretary*
OR

*	Director

Witness’ Name

Witness’ Signature

Witness’ Address

Witness’ Occupation

*Delete as appropriate.

SIGNED for and on behalf of

DB UK BANK LIMITED

Authorised Signatory’s Name

Authorised Signatory’s Signature

Authorised Signatory’s Name

Authorised Signatory’s Signature

ACCEPTED AND AGREED by the Client pursuant to a resolution of the Board of Directors (a certified copy of which is attached to this Offer Letter).

SIGNED for and on behalf of

ROTHERMERE CONTINUATION LIMITED

*	Director
Secretary*
OR

*	Director

Witness’ Name

Witness’ Signature

Witness’ Address

Witness’ Occupation

*Delete as appropriate.

Appendix A: Lending Terms and Conditions

Deutsche Bank

March 2021

CONFIDENTIAL

Lending Terms & Conditions

(Companies)

i

ANNEX C : FORM OF MARGIN CALL NOTICE	22

ANNEX D : FORM OF CANCELLATION NOTICE	23

ANNEX E : FORM OF CHANGE NOTICE	24

ANNEX F : DAILY NON-CUMULATIVE COMPOUNDED RFR RATE	25

ii

LENDING TERMS AND CONDITIONS

1.	FACILITIES

1.1	Facilities

DB UK Bank Limited (the Bank) agrees to make available to the Client:

(a)	an uncommitted facility; and

(b)	a committed facility,

on the terms set out in the Offer Letter and these Lending Terms and Conditions.

1.2	Revolving Facility

The Revolving Facility is uncommitted, and the Bank may, at any time, on giving 5 clear Business Days’ prior notice to the Client and in its sole discretion:

(a)	terminate, cancel or withdraw all or any part (drawn or undrawn) of the Revolving Facility;

(b)	demand immediate repayment of all or any amounts outstanding under the Revolving Facility and accrued interest on such amounts; and/or

(c)	by service of a Change Notice amend the Revolving Facility, as more particularly set out in clause 18.1.

1.3	Term Facility

Notwithstanding any other provision of the Contract, the Bank may serve notice on the Client to repay the Drawdown under the Term Facility in full on the date specified in the notice (which shall be not less than six calendar months from the date of the notice), it being acknowledged by the Client that such notice may be given at any time without specifying any cause. The Drawdown under the Term Facility shall become immediately due and payable on the date specified in the notice.

1.4	Purpose

The Facilities may only be used for the purposes set out in the Offer Letter. The Bank is not obliged to monitor or verify the application of the Facilities.

2.	DRAWDOWN

2.1	Conditions precedent

The availability and any utilisation of the Facilities by the Client is subject to:

(a)

the Bank obtaining all necessary internal credit and other approvals (and subsequent credit reviews at any time) and the Bank’s right to decline to provide any Drawdown or to impose conditions to the provision of any Drawdown (including, without limitation, as a result of the availability of funds);

(b)	receipt by the Bank of the following in form and substance satisfactory to it:

(i)	the Offer Letter countersigned on behalf of the Client;

(ii)	a certified true copy of a resolution of the Client’s board of directors:

(A)	accepting the Facility on the terms and conditions set out in the Offer Letter and these Lending Terms and Conditions;

(B)	authorising the grant of the security referred to in the Offer Letter;

(C)	authorising a specified person or persons to countersign the Offer Letter and to enter into the security referred to in the Offer Letter;

(D)

specifying the names of those officers of the Client whose instructions (jointly or alone) the Bank is authorised to accept in all matters concerning the Facility, together with confirmed specimen signatures of those officers and each of the persons referred to in paragraph (C) above, if not already known to the Bank.

(iii)	the Security Agreement and any other security referred to in the Offer Letter duly executed together with such other documents relating to such security as the Bank may require;

(iv)

if the Client is not incorporated in England and Wales, written confirmation from the Client’s process agent that it has accepted its appointment to act as agent of the Client for the service of process in any proceedings before the English courts in connection with any Finance Document;

(v)

a certificate of the Client (signed by a director) certifying that each copy document relating to the Client in the Additional Conditions Precedent (as set out in the Offer Letter) is correct, complete and in full force and effect and containing a specimen signature of each person authorised by the resolution referred to in paragraph (ii) above;

(v)

a certificate of the Client (signed by a director) confirming that borrowing, securing or guaranteeing, as appropriate, the Facilities, would not cause any borrowing, securing or guaranteeing or similar limit binding on the Client to be exceeded;

(c)	the opening and maintenance of Accounts necessary for the payment and receipt of amounts under the Facility; and

(d)	satisfaction of any other conditions precedent set out in the Offer Letter.

2.2	Conditions of Drawdown

The Revolving Facility is uncommitted and the Bank may accept or decline to fund a Drawdown in its absolute discretion. Without prejudice to the Bank’s right to refuse a Drawdown at any time, a Drawdown shall not be made if, as a result of making that Drawdown:

(a)	the aggregate outstanding amount of the Drawdowns would exceed the Facility Amount;

(b)	the Total Exposure would exceed the Collateral Assignable Value; or

(c)	an Event of Default has occurred.

2.3	Notice of Drawdowns

If the Client wishes to borrow a Drawdown, it must give at least two Business Days’ notice. Such notice shall be in writing in the form set out in Annex B to these Lending Terms and Conditions (Form of Notice of Drawdown) and shall be irrevocable.

2.4	Amount of Drawdown

The amount of:

(a)	the Drawdown under the Term Facility shall be [**] to be drawn in a single utilisation; and

(b)	each Drawdown under the Revolving Facility shall be a minimum of [**].

2.5	Making of Drawdowns

The Bank may accept or decline to fund a Drawdown under the Revolving Facility in its absolute discretion. If the Bank accepts to fund any Drawdown under the Revolving Facility, such Drawdown, will be made available by the Bank by credit to such Account as the Client may specify in the notice of drawdown.

2.6	Sanctions

The Client shall not:

(a)

contribute or otherwise make available all or any part of the proceeds of any Drawdown, directly or indirectly, to, or for the benefit of, any individual or entity (whether or not related to any member of the Group) for the purpose of financing the activities or business of, other transactions with, or investments in, any Sanctions Restricted Person (or involving any property thereof), or transactions or investments involving any Sanctioned Territory; or

(b)	directly or indirectly fund all or part of any repayment or prepayment of any Drawdown out of proceeds derived from any transaction with or action involving a Sanctions Restricted Person.

This clause shall not apply if and to the extent it is illegal, invalid or unenforceable as a result of any applicable law

3.	REPAYMENT AND PREPAYMENT

(a)	The Term Facility is repayable in full in a single repayment instalment on the third anniversary of the first Drawdown under the Term Facility.

(b)

The Revolving Facility is repayable on demand and the Bank may at any time on giving 5 clear Business Days’ notice to the Client, terminate, cancel or withdraw the Revolving Facility and/or declare all sums outstanding under the Revolving Facility, together with all accrued interest on such Drawdowns and any other sums payable under the Offer Letter and the Lending Terms and Conditions in connection with such Drawdowns, to be immediately due and payable. Such notice shall be in writing in the form set out in Annex D to these Lending Terms and Conditions (Form of Notice of Cancellation).

(c)	The Client may, on not less than ten Business Days’ prior notice to the Bank (such notice to be irrevocable), prepay the whole (but not any part) of the Drawdown under the Term Facility.

(d)	In respect of the Term Facility:

(i)

any repayment or prepayment shall include accrued interest, breakage costs and (in respect of a prepayment under paragraph (c), above and as may be specified in the special conditions provisions of the Offer Letter) prepayment fees;

(ii)	no cancellation, repayment or prepayment is allowed except as expressly stated; and

(iii)	no amount of the Drawdown which is prepaid or repaid may be reborrowed

4.	INTEREST AND FEES

4.1	Interest

(a)	Subject to the provisions of the Offer Letter, the rate of interest on each Drawdown for any day during an Interest Period is the percentage rate per annum which is the aggregate of:

(i)	the Daily Compounded Reference Rate for that day; and

(ii)	the Margin.

(b)	Subject to clause 4.2 (Capitalisation Option) below, interest shall be payable by the Client as set out in the Offer Letter.

(c)	Interest, commission or fee accruing under the Facilities will accrue from day to day and will be calculated:

(i)	on the basis of the actual number of days elapsed and a year of 365 days (unless market practice otherwise dictates); and

(ii)	subject to paragraph (d), below (and to the extent reasonably practicable), without rounding.

(d)

The total amount of any accrued interest, commission or fee (or of any amount equal to that interest, commission or fee) which is, or becomes, payable under the Facilities shall be rounded to 2 decimal places.

4.2	Capitalisation Option

The Bank may, in its absolute discretion, permit any accrued interest under the Revolving Facility due to be paid on the last day of the relevant Interest Period to be added to the amount of the Drawdown and treated for all purposes under the Contract as the principal amount of a Drawdown.

4.3	Availability of Daily Rate

In the event that the relevant Daily Rate is not available for an Interest Period of a Drawdown:

(a)	the Bank will notify the Client accordingly and interest shall be calculated by reference to the rate which the Bank reasonably determines reflects the cost to it of funding the relevant Drawdown; and

(b)	if the Client so requires, the Bank will enter into discussions with the Client with a view to agreeing an alternative reference rate.

4.4	Default interest

(a)

If the Client fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Drawdown in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Bank (acting reasonably). Any interest accruing under this clause 4.4 shall be immediately payable by the Client on demand by the Bank.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of the Interest Period.

4.5	Fees

The Client shall pay any fees that may be specified in the special conditions provisions of the Offer Letter.

5.	PAYMENTS

5.1	No withholding

(a)

All payments by the Client under the Facilities, whether of principal, interest, fees, costs or otherwise, shall be made in full, without set-off or counterclaim and free and clear of any deduction or withholding on account of tax or otherwise unless such deduction or withholding is on account of tax and is required by law, in which case the Client must pay an additional amount in order to ensure that the Bank receives a net sum equal to the sum which it would have received had no such deduction or withholding been required.

(b)	The Client shall notify the Bank promptly if the Client is required to make any deduction or withholding on account of tax or otherwise.

(c)

Notwithstanding any other provision in any Finance Document, if, prior to an Event of Default that is continuing, the Bank assigns or transfers any of its rights or obligations under the Finance Documents to a new lender (an “Assignee”) or changes its facility office and, as a result of circumstances existing at the date of the assignment, transfer or charge, the Borrower is obliged to make grossed up payments to the Assignee (or Lender acting through its new facility office) under this clause 5, then the Assignee or Lender is entitled to receive any payment under this clause 5 only to the same extent as the Lender would have been had the assignment, transfer or change not occurred

5.2	Debits

The Bank may, at its discretion, without prior notice to the Client, debit any sums (whether in respect of principal, interest, fees, costs or otherwise) due from the Client to the Bank under the Facilities from the Drawdown Account, notwithstanding that any such debit results in a debit balance or an increased debit balance on the Drawdown Account.

5.3	VAT

All sums payable by the Client to the Bank in connection with the Facilities shall be paid together with any VAT that may be payable on such sums, at the rate then required by law.

5.4	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same month (if there is one) or the preceding Business Day (if there is not).

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations

The Client represents and warrants on the date on which it countersigns the Offer Letter that:

(a)	Status: it is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(b)	Enforceable and Binding: the obligations expressed to be assumed by it in each Finance Document are subject to the Legal Reservations its legal, valid, binding and enforceable obligations;

(c)

Non-conflict with other obligations: entering into, performing and observing the provisions of the Finance Documents will not conflict with: (i) any law or regulation applicable to it; (ii) the Client’s constitutional documents; or (iii) any agreement to which the Client or the Client’s assets are subject;

(d)

Power and Authority: the Client is legally empowered to enter into the Finance Documents and to perform its obligations thereunder (including borrowing under the Facility) and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents;

(e)

No default: it is not in breach of any provision of the Contract and there is no material default under any other agreement regulating or evidencing any other indebtedness binding on it or any of its assets;

(f)

Consent: the Client has obtained, and will maintain in full force and effect, all necessary consents and authorisations to enable the Client to enter into and perform its obligations under the Finance Documents and will promptly following demand by the Bank provide evidence of the same satisfactory to the Bank;

(g)

Suitability: the Client understands the nature and suitability for its purposes of the type(s) of transactions contemplated by the Finance Documents and the risks involved in the Facilities, and that the Client has sufficient experience to assess the suitability of such transactions;

(h)

No misleading information: the information and documents provided by the Client to the Bank under or in connection with the Finance Documents and the Facilities are complete, true and correct and do not omit any facts or circumstances that could make the information misleading, incomplete, false or incorrect;

(i)	No Trust: the Client is not acting as the trustee of a trust on behalf of individuals;

(j)

Litigation: no litigation, arbitration or administrative proceedings have been started or threatened against the Client [**] which, if adversely determined, are reasonably likely to have a material adverse effect on the interests of the Bank; and

(k)	Sanctions: the Client [**] is not a Sanctions Restricted Person.

6.2	Repetition

Other than clause 6.1(j) [**] the above representations and warranties shall be deemed to be repeated on the date on which each Drawdown is requested and the date on which such Drawdown is made and on the last day of each Interest Period, by reference to the circumstances then existing.

7.	INFORMATION

The Client will provide the Bank promptly with:

(a)	all information relating to any material adverse change in relation to its financial condition;

(b)	all information relating to its ability to perform and comply with its obligations under the Finance Documents; and

(c)	such further information in respect of the Securities or any of the Obligors as the Bank may reasonably request from time to time.

8.	SECURITY AND MARGIN CALLS

(a)

The Bank may from time to time require any security, including but not limited to the Collateral, to be professionally valued. The cost of one such valuation per calendar year, and of any valuation at any time following the occurrence of an Event of Default which is continuing, shall be paid by the Client. The cost of any second and subsequent valuation, which does not follow the occurrence of an Event of Default which is continuing, in any calendar year shall be paid by the Bank.

(b)	The Client shall ensure that the Total Exposure shall not be more than the Collateral Assignable Value at any time.

(c)

In the event that the Total Exposure exceeds the Collateral Assignable Value at any time, the Bank may (in addition to any of its other rights under the Contract or the Security Agreement, including the right to enforce any security interests) serve a Margin Call Notice on the Client, which requires the Client:

(i)

to provide additional funds or security, as shall be specified by the Bank, in form and substance satisfactory to the Bank, by the end of the second Business Day following the day on which the Bank notifies the Client of that requirement in an amount or for a value necessary to ensure that the Total Exposure does not exceed the Collateral Assignable Value; or

(ii)	to repay all or part of the outstanding Drawdowns in an amount specified by the Bank; or

without further notice, enforce any Security Interests that it may have pursuant to the Security Agreement.

(d)

The Bank reserves the right to dispose of Securities to fund any payments due under this clause. The Bank shall instruct the sale, redemption or liquidation of Securities (including, without limitation, which Securities to dispose of, when to dispose of such Securities and the order of disposal) to fund such payments in its absolute discretion and shall not be liable to the Client for any loss, loss of profits or reduction in value incurred by the Client as a result of the sale, redemption or liquidation occurring at a particular time or in a particular manner.

9.	COSTS AND EXPENSES

9.1	Transaction expenses

The Client shall pay to the Bank and its Affiliates within three Business Days of demand (whether or not any Drawdown is made and whether or not any such amendment, consent or waiver is agreed or effected) all costs and expenses (including VAT and including all professional, legal and other costs) reasonably incurred by the Bank and its Affiliates in connection with the negotiation, preparation, execution and amendment of, and any consent or waiver in connection with, the Finance Documents.

9.2	Enforcement costs

The Client shall pay to the Bank and its Affiliates on demand (whether or not any Drawdown is made) all valuation and legal fees and other out of pocket expenses (including VAT) incurred by the Bank and its Affiliates in connection with the enforcement or preservation by the Bank of its rights under the Finance Documents.

9.3	Breakage costs

The Client must pay to the Bank within three Business Days of demand all funding and breakage costs that the Bank or any of its Affiliates incurs as a result of any Drawdown not being repaid when due, all or part of a Drawdown being repaid before its term, or any Drawdown not being drawn on the requested date (otherwise than by reason solely of the Bank’s gross negligence or wilful misconduct).

10.	CHANGE OF CIRCUMSTANCES

If it is or becomes unlawful for the Bank or any of its Affiliates to give effect to its obligations in respect of the Facilities or to fund or maintain the Facilities, the Bank shall, upon becoming aware of the same, notify the Client to that effect and the Facilities shall be deemed to be immediately repayable or repayable on demand (but without prejudice to the Bank’s rights under clause 1.2 (Revolving Facility)).

11.	INDEMNITIES

11.1	General

The Client shall indemnify the Bank and its Affiliates on demand (without prejudice to the Bank’s other rights) for any cost, expense, loss or liability suffered or incurred by the Bank and its Affiliates in consequence of:

(a)

the Client breaching any of its obligations under the Contract or any other Finance Document, including, without limitation, any breach with respect to a Drawdown or otherwise failing to borrow a Drawdown following acceptance of that drawdown by the Bank, or where relevant, failing to draw the full amount of the Facilities in the amounts and on the dates specified in the Offer Letter or otherwise agreed between the Bank and the Client,

(b)	any default or delay by the Client in the payment of any amount when due in respect of the Facilities,

(c)	all or part of any Drawdown being repaid or becoming repayable on demand of the Bank.

11.2	Losses Covered

Without derogation from the generality of clause 11.1 (General), the indemnity contained in that clause shall extend to any loss (including loss of Margin), expense or liability reasonably sustained or incurred by the Bank or its Affiliates in liquidating or re-deploying funds acquired or committed to make, fund or maintain any Drawdown or any part of it, or in liquidating or varying transactions entered into in order to match, hedge or fund any Drawdown or any part of it and shall also extend to interest, fees and expenses paid or payable by the Bank or its Affiliates on account of any funds borrowed in order to fund any unpaid amount arising as a result of non-payment by the Client of any amount due from it under the Facilities.

11.3	Calculations

In calculating amounts payable under clauses 11.1 (General) and 11.2 (Losses Covered) the Bank may:

(a)

make or attempt to make arrangements from time to time such as hedging or swap arrangements to ensure the payment to it of all or part of the sums contemplated by this document or the financial equivalent;

(b)

refer from time to time to any agreement or agreements to which it is a party providing for transactions which are substantially the reverse of or hedge or fund in whole or in part the transactions contemplated in the Finance Documents; and

(c)

take all reasonable steps to make arrangements to avoid, mitigate or reduce the losses or the risk of losses which would or which, in the opinion of the Bank, might otherwise arise from termination of any such arrangements; and losses arising therefrom shall be treated as losses incurred as a result of the matters referred to in clauses 11.1 (General) and 11.2 (Losses Covered) after taking into account, as far as appropriate, the discharge or reduction of the obligations the Bank and other such factors as the Bank shall reasonably determine to be relevant.

11.4	Currency Indemnity

If, for any reason, any amount payable by the Client in respect of a Facility is paid or recovered in a currency (the other currency) other than that in which it is required to be paid (the contractual currency), then, to the extent that the payment to the Bank (when converted at the then applicable rate of exchange) falls short of the amount unpaid, the Client shall, as a separate and independent obligation, fully indemnify the Bank on demand against the amount of the shortfall. For the purposes of this paragraph, the expression rate of exchange means the rate at which the Bank is able as soon as practicable after receipt to purchase the contractual currency in London with the other currency.

12.	EVENTS OF DEFAULT

12.1	Events of Default

Each of the events and circumstances set out below is an Event of Default:

(a)	the Client does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable;

(b)	without prejudice to the generality of paragraph (a), above, the Client does not meet a margin call in accordance with the provisions of Clause 8 (Security and Margin Calls);

(c)	any representation made or deemed to be made by an Obligor in the Finance Documents is or proves to have been, incorrect or misleading in any material respect when made or deemed to be made;

(d)	an Obligor does not comply with any provision of the Finance Documents;

(e)

the Client [**] is unable or admits its inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or the value of the assets of the Client [**] is less than its liabilities (taking into account contingent and prospective liabilities);

(f)	in relation to the Client (or its assets) [**] any action, legal proceedings or other procedure or step is taken, or notice given of the following:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or bankruptcy;

(ii)	a composition, assignment, adjustment, compromise, scheme or arrangement with any creditor;

(iii)	the appointment of a provisional liquidator, a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer;

(iv)	the enforcement of any Security Interest; or

(v)	any analogous procedure or step is taken in any jurisdiction,

but excluding:

(A)	any reconstruction or amalgamation whilst solvent on terms previously approved in writing by the Bank; and/or

(B)

a petition instituted against the Client (but not by it) [**] (but not by it) for the winding-up of the Client [**] which the Bank agrees is frivolous or vexatious and is being diligently contested by the relevant party in good faith and is discharged within ten (10) Business Days of the petition being made;

(g)	any of the following occurs:

(i)

it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Agreement ceases to be effective;

(ii)

any obligation or obligations of an Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and in the opinion of the Bank the cessation individually or cumulatively materially and adversely affects the interests of the Bank under the Finance Documents;

(iii)	any Finance Document ceases to be in full force and effect or the Security Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by the Client to be ineffective;

(h)

any event, or series of events, occurs which is likely to have a material adverse effect on the ability of any Obligor to perform its obligations under the Finance Documents or the condition or financial worth of any Obligor [**]

(i)

the Client is in breach of any financing arrangement or any Security Interest given by it becomes enforceable or any financial indebtedness [**] of [**] or more is not paid when due nor within any originally applicable grace period;

(j)	any requirement of the Offer Letter relating to Financial Covenants is not satisfied;

(k)	there is any change in the ownership of the share capital of the Client or any change in control of the Client, where “control” means:

(i)	the power (whether by any ownership of shares, proxy contract agency or otherwise) to directly or indirectly:

(A)	cast, or control the casting of 100% of the votes that might be cast at a general meeting of the Borrower; and

(B)	appoint or remove all the directors or other equivalent officers of the Borrower; and

(C)	give directions with respect to the operations of the Borrower and its financial policies;

(ii)	the holding (directly or indirectly) of 100% of the issued share capital of the Client.

There shall be no Event of Default if the event or circumstance is capable of remedy and is remedied within five (5) Business Days of the Bank giving notice to the Obligor or, if earlier, that Obligor becoming aware of the event or circumstance.

12.2 Acceleration

On and any time after the occurrence of an Event of Default, the Bank may by notice to the Client:

(a)	cancel the Facilities;

(b)	declare that all or part of the Drawdowns are immediately payable or payable on demand; and/or

(c)	take any step to enforce any Security Interest, or exercise any of its rights under any Finance Document.

13.	NOTIFICATIONS BINDING

All notifications or determinations (including, without limitation, any determination of an amount payable pursuant to clause 11 (Indemnities)) given or made by the Bank shall be conclusive and binding on the Client, except in the case of manifest error.

14.	ASSIGNMENT

14.1

The Client may not assign or transfer any of its rights in respect of the Finance Documents. The Bank may assign or transfer all or any of its rights and/or obligations in respect of the Finance Documents, in whole or in part, to any person or persons.

14.2

In addition to the Bank’s rights in relation to the sharing of the Client’s data as set out in the Wealth Management Terms, the Bank may disclose any information in the Bank’s possession relating to the Client to:

(a)	any actual or prospective assignee or transferee on terms that such recipient is to treat in confidence any confidential information so disclosed to it;

(b)	any Affiliate of the Bank;

(c)	any person in connection with a securitisation of all or any part of the Bank’s loan assets from time to time;

(d)	any person who may otherwise enter into contractual relations with the Bank or any Affiliate of the Bank in relation hereto;

(e)	any professional advisor, auditor, representative, employee, director, officer of the Bank or any Affiliate of the Bank; and

(f)	any person to whom the Bank is compelled by law to provide such information and to any regulatory, governmental or supranational authority or body (including the police or other law enforcement body).

15.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.	SET-OFF

The Bank may exercise its right of set-off as set out in the Wealth Management Terms.

17.	REMEDIES

No delay or omission on the part of the Bank in exercising any right or power in respect of the Facilities shall impair such right or power, and any single or partial exercise shall not preclude any other or further exercise of any such right or power or the exercise of any other right or power. The rights and remedies of the Bank in respect of the Facilities are cumulative and not exclusive of any right or remedy provided by law.

18.	AMENDMENTS

18.1	The Bank may at any time, by service of a Change Notice on the Client,

(a)	change the interest payable in respect of the Revolving Facility;

(b)	adjust the dates for the making of payments under the Revolving Facility, and the duration of Interest Periods of the Revolving Facility;

(c)	change the minimum or the maximum amount of the Revolving Facility;

(d)	change the minimum amount of any Drawdown under the Revolving Facility.

18.2	Any such Change Notice shall take effect, without a requirement for further action on the part of the Client, and shall be binding on the Bank and Client, automatically on the third

Business Day following receipt by the Client, in accordance with Clause 19.1 below, of the Change Notice unless the Client rejects such Change Notice in writing prior to such third Business Day.

18.3	Any term of the Lending Terms and Conditions or of the Offer Letter, other than those referred to in Clause 18.1 above, may be amended or waived only with the consent of the Bank and the Client.

19.	NOTICES

19.1	Notices to the Client

Unless otherwise stated in a Finance Document, notices or other communications to the Client in connection with the Finance Documents will:

(a)

be delivered by way of post or email, as appropriate, to the address set out in the Offer Letter, or at such other address as the recipient may have notified to the other party in writing by way no less than 5 Business Days’ notice or registered address; and;

(b)	subject to clause 19.3, be deemed to have been received by the Client:

(i)	in the case of a letter, when delivered personally or 48 hours after it has been sent by first class post; and

(ii)	in the case of email transmission, at the time of the transmission.

19.2	Notices to the Bank

(a)

All notices, requests or other communications to the Bank must be delivered by way of post, by hand, or by email, as appropriate, to the address set out in the Offer Letter, or at such other address as the recipient may have notified to the other party in writing by way no less than 5 Business Days’ notice.

(b)	Subject to clause 19.3, all communications to the Bank will only be effective on actual receipt by the Bank.

19.3	Interpretation

If a notice, request or other communication is given or would otherwise be deemed to have been given outside business hours, it shall be deemed to have been given at the next opening of business hours.

20.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

21.	GOVERNING LAW

(a)

The Finance Documents (other than a Security Agreement and other documents which are specified to be governed by another law) and any non-contractual obligations arising out of or in connection with them shall be governed by and construed in accordance with English law.

(b)

Each party to the Finance Documents irrevocably agrees that the English courts have jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, the Finance Documents or otherwise in connection with the Finance Documents and for such purposes irrevocably submits to the jurisdiction of such courts.

(c)

If the Client is incorporated in a jurisdiction other than England and Wales, the Client shall appoint an agent to act as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and shall notify the Bank of the identity of such agent. The Client agrees that failure by a process agent to notify the Client of any process will not invalidate the proceedings concerned.

(d)	If the Client fails to appoint an agent for service of process (or fails to notify the Bank of such person), the Bank may appoint another agent for this purpose.

(e)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Client must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Bank. Failing this, the Bank may appoint another agent for this purpose.

22.	WAIVER OF IMMUNITY

(a)	The Client waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(i)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(ii)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

(b)

The Client agrees that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of the English State Immunity Act 1978.

23.	RELATIONSHIP TO WEALTH MANAGEMENT TERMS

The Bank may also agree to enter into other agreements with the Client under the terms of the Wealth Management Terms for transactions outside the scope of the Contract. The Wealth Management Terms will apply to such other transactions and the Contract will continue to apply in respect of the Facilities. If there is any inconsistency between a term in these Lending Terms and Conditions and a term in the Wealth Management Terms, in connection with the Facilities, the term in the Lending Terms and Conditions will apply.

ANNEX A :

DEFINITIONS AND INTERPRETATION

1.	Definitions

In the Finance Documents, unless the context requires otherwise:

Account means the Reference Account and each other current account and income account held by the Bank for the Client in accordance with the Wealth Management Terms;

Affiliate means, in relation to a person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company from time to time;

Business Day means a day (other than a Saturday or Sunday), on which the banks are open for general business in:

(a)	London; and

(b)	where the Client is incorporated in a jurisdiction other than England and Wales, the principal financial centre of that jurisdiction;

Central Bank Rate means the Bank of England’s Bank Rate as published by the Bank of England from time to time;

Central Bank Rate Adjustment means in relation to the Central Bank Rate prevailing at close of business on any Business Day, the 20 per cent trimmed arithmetic mean (calculated by the Bank) of the Central Bank Rate Spreads for the five most immediately preceding Business Days for which the RFR was available;

Central Bank Rate Spread means in relation to any Business Day, the difference (expressed as a percentage rate per annum) calculated by the Bank of:

(a)	the RFR for that Business Day; and

(b)	the Central Bank Rate prevailing at close of business on that Business Day;

Change Notice means a notice substantially in the form set out in Annex E (Form of Change Notice);

Client has the meaning given to it in the Offer Letter;

Collateral means:

(a)	the Securities;

(b)	any other assets that are the subject of effective, first ranking security in favour of the Bank pursuant to the Security Agreement; and

(c)	any assets that are otherwise provided as security to the Bank on terms acceptable to the Bank and that the Bank has agreed in writing may be treated as Collateral;

Collateral Assignable Value means, at any time, the value, expressed in Sterling, that the Bank in its discretion attributes to the Collateral at that time on the basis of the methodology developed by the Bank to value different types of asset;

Contract means the Offer Letter and these Lending Terms and Conditions;

Daily Compounded Reference Rate means, in relation to any Business Day during the Interest Period of a Drawdown the percentage rate per annum determined by the Bank in accordance with the methodology set out in Annex F (Daily Non-Cumulative Compounded RFR Rate).

Daily Rate means, for any Business Day:

(a)	the RFR for that Business Day; or

(b)	if the RFR is not available for that Business Day, the percentage rate per annum which is the aggregate of:

(i)	the Central Bank Rate for that Business Day; and

(ii)	the applicable Central Bank Rate Adjustment; or

(c)	if paragraph (b) above applies but the Central Bank Rate for that Business Day is not available, the percentage rate per annum which is the aggregate of:

(i)	the most recent Central Bank Rate for a day which is no more than five Business Days before that Business Day; and

(ii)	the applicable Central Bank Rate Adjustment,

(iii)

rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Central Bank Rate Adjustment is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Central Bank Rate Adjustment is zero;

Deutsche Bank Group means Deutsche Bank AG and its direct and indirect subsidiaries;

Drawdown means a drawdown made or to be made under a Facility or the principal amount outstanding for the time being of that drawdown;

Drawdown Account means the debit account of the Client with the Bank as specified in the Offer Letter;

Event of Default means any event or circumstance specified as such in clause 12;

Excluded Assets means any assets held by the Bank in its capacity as custodian which are contained within the following tax efficient arrangements:

(a)	offshore bond accounts;

(b)	pension accounts; and

(c)	investment savings accounts (ISAs);

Facilities means the Revolving Facility and the Term Facility and Facility means either of them;

Facility Amount has the meaning given to such term in the Offer Letter;

Finance Documents means:

(a)	the Contract;

(b)	any Security Agreement;

(c)	where applicable, any other standard terms applicable to documentation entered into under the terms of the Contract; and

(d)	any other document designated as a “Finance Document” by the Bank and the Client;

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

Interest Period has the meaning given to it in the Offer Letter;

Investments means any securities and investments of any kind (including shares, stock, debentures, units, depositary receipts, bonds, notes, commercial paper and certificates of deposit), warrants, options or other rights to subscribe for, purchase or otherwise acquire securities and investments now or in the future owned by the Client or (to the extent of its interest) in which it now or in the future has any interest;

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Act 1980, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and remedies under the laws of any relevant jurisdiction.

Loan Reference means the unique identification number allocated by the Bank to the Facilities, as set out in the Offer Letter;

Lookback Period means a period of five Business Days.

Margin has the meaning given to it in the Offer Letter;

Margin Call Notice means a notice in substantially the form set out in Annex C (Form of Margin Call Notice);

month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

Obligor has the meaning given to it in the Offer Letter;

Offer Letter means the letter from the Bank to the Client setting out various terms of the Facilities;

Quotation Date means, in relation to any period for which an interest rate is to be determined under the Finance Documents, the day on which quotations would ordinarily be given by leading banks in the London interbank market for deposits in the relevant currency for delivery on the first day of that period provided that, if for any such period quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the latest of such dates;

Rate of Exchange means the rate of exchange offered to the Client by Deutsche Bank AG at that time for the purchase of one currency with the other plus the margin the Bank applies to this which is set out in the fees and charges leaflet provided alongside the Wealth Management Terms;

Reference Account has the meaning given to it the Wealth Management Terms; Revolving Facility has the meaning given to such term in the Offer Letter; Relevant Market means the Sterling wholesale market;

RFR means the SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate;

Sanctioned Territory means a country, region or territory that is the subject of country-wide, region-wide or territory-wide Sanctions;

Sanctions means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures enacted, administered, implemented and/or enforced from time to time by any of the following:

(a)	the United Nations;

(b)	the European Union;

(c)	the government of the United Kingdom;

(d)	the government of the United States of America; and

(e)	the government of Switzerland;

Sanctions List means any of the lists of designated sanctions targets maintained by any person responsible for the enactment, administration, implementation and/or enforcement of Sanctions from time to time;

Sanctions Restricted Person means a person that is:

(a)	listed on a Sanctions List, or directly or indirectly owned, or otherwise controlled by any one or more persons listed on a Sanctions List;

(b)	located or resident in, or incorporated or organised under the laws of, a Sanctioned Territory; or

(c)	otherwise a subject of Sanctions.

Securities means [**] including:

(a)	[**] paid or payable in relation to any of the foregoing; and

(b)	[**] offered [**] at any time in relation to any of the foregoing [**]

Security Agreement means the security agreement between the Client and the Bank entered into on or around the date of the Contract documenting security interests, including the fixed charge the Client has granted to the Bank over the Client’s rights to and under and interests in the Securities for the purposes of securing any obligations that the Client may owe the Bank at any time under the Contract, any other loan facility or otherwise, and any other mortgage, charge, pledge, deed of assignment or other agreement or deed executed by the Client and intended to create a Security Interest in favour of the Bank;

Security Interest means a mortgage, hypothec, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

Shareholder means a person or persons who hold 100% of shares in the Client;

Sterling means the lawful currency of the United Kingdom;

Subsidiary means a subsidiary within the meaning of section 1159 of the Companies Act 2006;

Term has the meaning given to it in the relevant Offer Letter;

Term Facility has the meaning given to such term in the Offer Letter;

Total Exposure means, at any time, the aggregate of:

(a)	the aggregate of:

(1)	any outstanding amounts payable by the Client under or in connection with the terms governing the Bank Account Services in the Wealth Management Terms; and

(2)

an amount equal to such percentage of the amount in (1) as we require to be provided as margin in accordance with our policies and procedures, having regard to, among other considerations, (i) volatility of the outstanding transactions; (ii) the notional amount of the outstanding transactions; (iii) the expected term of the outstanding transactions and (iv) the currency mismatch between assets and liabilities;

(b)	the aggregate of:

(1)	the aggregate outstanding amount of the Drawdowns; and

(2)

an amount equal to such percentage of the aggregate outstanding amount of the Drawdowns as the Bank requires to be provided as margin in accordance with its policies and procedures, having regard to, among other considerations, (i) the volatility of the outstanding transactions; (ii) the notional amount of the outstanding transactions; (iii) the expected term of the outstanding transactions; and (iv) the currency mismatch between assets and liabilities; and

(c)	any other amounts owed by the Client to the Bank under or in connection with the Contract or the Wealth Management Terms;

VAT includes, without limitation, any goods and services tax as provided for under the Goods and Services Tax (Jersey) Law 2007.

Wealth Management Terms means the DB UK Bank Limited Wealth Management Terms of Business or any other terms and conditions designated by the Bank as the Wealth Management Terms from time to time.

2.	Construction

(a)	References to any statutory provision include references to any amended or re-enacted version of such provision with effect from the date on which it comes into force.

(b)	Save where the context otherwise requires, any expression in the Finance Documents importing the singular shall include the plural and vice versa.

(c)	References to a time of the day are references to the time in London.

(d)

A person who is not a party to a Finance Document, save in relation to any Affiliate of the Bank, has no right under the Contracts (Rights of Third Parties) Act 1999 or any similar applicable legislation to enforce or to enjoy the benefits of such Finance Document.

(e)	References to the Bank, the Client or the parties shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

(f)

Person shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the above.

(g)	A Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated.

(h)	Unless the contrary intention appears, if there is an inconsistency between these Lending Terms and Conditions and the Offer Letter, the terms of the Offer Letter will prevail.

ANNEX B :

FORM OF NOTICE OF DRAWDOWN

To:	DB UK Bank Limited
From:	Rothermere Continuation Limited
Date:	[●]

Rothermere Continuation Limited – Offer Letter dated [●] (the Offer Letter)

Loan Reference -

We refer to the Offer Letter. Terms used in the Offer Letter shall have the same meaning in this notice.

1.	We wish to borrow a Drawdown on the following terms:

(A)	Facility [and Purpose][1]:	[Term][Revolving] Facility [Re-investment]

(B)	Date of the Drawdown:	[●]

(C)	Amount:	[●]

(D)	Currency:	Sterling

(E)	Term:	3 month/[such other period as agreed with the Bank]

(F)	Payment instructions:	[Details of account for payment]

[We request that interest be calculated by reference to a fixed rate of interest, in accordance with the terms of the Offer Letter.]2

[We authorise and request you to deduct from the Drawdown all fees, costs and expenses due to or incurred by the Bank under the Contract, being the sum of £[●].]

2.	This notice is irrevocable.

Yours faithfully

[●]

Authorised Signatory for

Rothermere Continuation Limited

[1]	Revolving Facility and Re-investment only
[2]	Term Facility only

ANNEX C :

FORM OF MARGIN CALL NOTICE

To:	Rothermere Continuation Limited
From:	DB UK Bank Limited
Date:	[●]

Rothermere Continuation Limited – Offer Letter dated [●] (the Offer Letter)

Loan Reference –

We refer to the Offer Letter. Terms used in the Offer Letter shall have the same meaning in this notice.

This is a Margin Call Notice.

We hereby notify you that the Total Exposure as at the date of this notice is £[●], which is in excess of the Collateral Assignable Value. The margin call amount as at the date of this notice is £[●].

Accordingly, on the second Business Day following the date of this notice, we intend to instruct the sale, redemption or liquidation of Securities in an amount or for a value determined by us (in our absolute discretion) to be sufficient and necessary to reduce the Total Exposure by the amount required to ensure that Total Exposure does not exceed the Collateral Assignable Value. Such amount may be greater than the margin call amount referred to above.

We shall determine the amount of Securities to be sold, redeemed or liquidated, which Securities shall be sold, redeemed or liquidated and the method, timing and order of such sale, redemption or liquidation.

We reserve the right to delay the sale, redemption or liquidation referred to in this notice.

We shall be in no way liable for any losses, loss in profits or reduction in value incurred by you as a result of us effecting a margin call and/or selling, redeeming or liquidating Securities at a particular time or in a particular manner.

Yours faithfully

SIGNED for and on behalf of

DB UK BANK LIMITED

Authorised Signatory’s Name

Authorised Signatory’s Signature

Authorised Signatory’s Name

Authorised Signatory’s Signature

ANNEX D :

FORM OF CANCELLATION NOTICE

To:	Rothermere Continuation Limited
From:	DB UK Bank Limited
Date:	[●]

Rothermere Continuation Limited – Offer Letter dated [●] (the Offer Letter)

Loan Reference -

We refer to the Offer Letter. Terms used in the Offer Letter shall have the same meaning in this notice.

This is a cancellation notice given in accordance with clause 3(b) of the Lending Terms and Conditions.

Pursuant to the section “Term” of the Offer Letter and clause 3(b) of the Lending Terms and Conditions, we hereby give you notice that, with effect from the third Business Day following the date of this notice, all outstanding Drawdowns under the Revolving Facility, accrued interest and all other amounts accrued or outstanding are immediately due and payable.

All payments should be made to [●].

This letter is without prejudice to any other rights which we may have under the Contract or as a matter of general law.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Yours faithfully,

SIGNED for and on behalf of

DB UK BANK LIMITED

Authorised Signatory’s Name

Authorised Signatory’s Signature

Authorised Signatory’s Name

Authorised Signatory’s Signature

ANNEX E :

FORM OF CHANGE NOTICE

To:	Rothermere Continuation Limited
From:	DB UK Bank Limited
Date:	[●]

Rothermere Continuation Limited – Offer Letter dated [●] (the Offer Letter)

Loan Reference -

We refer to the Offer Letter. Terms used in the Offer Letter shall have the same meaning in this notice.

This is a Change Notice.

We hereby notify you that the Contract shall, with effect as set out below, be amended in respect of the Revolving Facility, as follows:

•	[the Facility Amount shall increase/decrease to [●]

•	the Margin shall become [●]

•	the applicable Interest Period shall become [●]

•	the amount of each Drawdown shall be a minimum of £[●]]

and relevant definitions in these Lending Terms and Conditions and in the Offer Letter shall be construed accordingly.

Such amendments shall take effect on the third Business Day following the date of this notice unless you contact us to reject such amendments prior to such third Business Day.

Yours faithfully

SIGNED for and on behalf of

DB UK BANK LIMITED

Authorised Signatory’s Name

Authorised Signatory’s Signature

Authorised Signatory’s Name

Authorised Signatory’s Signature

ANNEX F :

DAILY NON-CUMULATIVE COMPOUNDED RFR RATE

The “Daily Compounded RFR Rate” for any Business Day “i” during an Interest Period for the Drawdown is the percentage rate per annum (without rounding, to the extent reasonably practicable) calculated as set out below:

(UCCDRi - UCCDRi-1)	x	dcc

ni

where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that Business Day “i”;

UCCDRi-1 means, in relation to that Business Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding Business Day (if any) during that Interest Period;

“dcc” means 365 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that Business Day “i” up to, but excluding, the following Business Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any Business Day (the “Cumulated RFR Business Day”) during that Interest Period is the percentage rate per annum (without rounding, to the extent reasonably practicable) calculated as set out below:

ACCDR	x	tni

dcc

where:

ACCDR means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Business Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Business Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the first RFR Business Day of that Interest Period to, and including, the Cumulated RFR Business Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Business Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

where:

“d0” means the number of RFR Business Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Business Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Business Day “i” during the Cumulation Period, the Daily Rate for the RFR Business Day which is the applicable Lookback Period prior to that RFR Business Day “i”;

“ni” means, for any RFR Business Day “i” during the Cumulation Period, the number of calendar days from, and including, that RFR Business Day “i” up to, but excluding, the following RFR Business Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

Issued by: DB UK Bank Limited

Registered in England Company No. 00315841

Registered Office:

23 Great Winchester Street

London, EC2P 2AX

All references to Deutsche Bank Private Wealth Management within this document should be read as including references to DB UK Bank Limited.

DB UK Bank Limited is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Financial Services Registration Number 140848.

Credit facilities (other than regulated mortgages, consumer credit transactions and certain Foreign Exchange transactions) are not regulated by the Financial Conduct Authority.

Deutsche Bank Private Wealth Management is a member of the Deutsche Bank Group.

Appendix B: Form of Compliance Certificate

To:	DB Bank UK Limited

From:	Rothermere Continuation Limited

Dated:	[●]

Dear Sirs

Rothermere Continuation Limited – Offer Letter dated ([●] May 2022) (the Offer Letter)

Loan Reference – [●]

We refer to the Offer Letter. This is a Compliance Certificate. Terms defined in the Offer Letter have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	EBITDA is greater than or equal to [**];

(b)	The aggregate for [**] of [**] is £[●] ;

(c)	The aggregate for [**] of [**] does not exceed [**] times EBITDA (as adjusted in accordance with the Offer Letter).

[INSERT TABLE SHOWING CALCULATIONS].

3.	We confirm that no Default is continuing.

Signed:	. . . . . . . . . . . . .	. . . . . . . . . . . . .

	Director	Director

	of	of

	ROTHERMERE CONTINUATION	ROTHERMERE CONTINUATION
	LIMITED	LIMITED